Exhibit (g)(2)

FOURTH REVISED APPENDIX A

To the Global Custodial Services Agreement dated as of July 26, 2010

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund

Asia Fund

Asia Great Consumer Fund

CITIBANK, N.A.,

Signing on behalf of each Custodian

and as principal with respect to Section 2(A) and Section 12(C)

By: /s/Jay Martin

Name: Jay Martin

Title: 9/27/17

CLIENT, MIRAE ASSET DISCOVERY FUNDS

By: /s/ Peter T.C. Lee

Name: Peter T.C. Lee

Title: President and Trustee

Approved: September 26, 2017

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